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                                                                    EXHIBIT 99.1

        Executive Officers and Directors of Sun Stone Media Group Limited

Set forth below are the names, titles, citizenship, principal occupations and business addresses of the executive officers and directors of Sun Stone Media
Group Limited.
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Name, Title and Citizenship                      Principal Occupation and Business Address

Mr. Xiaotao Chen                                 Director and President
Director and President                           Stone Electronic Technology Limited
People's Republic of China                       27th Floor, K. Wah Centre
                                                 191 Java Road
                                                 North Point
                                                 Hong Kong Special Administrative Region

Mr. Yongji Duan                                  Chief Executive Officer
Director and Chairman                            Beijing Centergate Technologies Company Limited
People's Republic of China                       Room 604, Tower A
                                                 Beijing Centergate Technology Development
                                                 Building
                                                 Zhongguancun South Avenue 32
                                                 Haidian District
                                                 Beijing
                                                 People's Republic of China

Mr. Andrew Y. Yan                                President and Executive MD
Director                                         Soft Bank
United States of America                         Suite 2116-2118,
                                                 Two Pacific Place
                                                 88 Queensway
                                                 Hong Kong Special Administrative Region

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